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                                                                    Exhibit 5.1

                             [AMR Corporation Letterhead]

                                        [Date]



AMR Corporation
P.O. Box 619616
Dallas/Fort Worth Airport, Texas 75261-9616

                   Registration Statement on Form S-8 pertaining to
                             PILOTS STOCK INCENTIVE PLAN

Ladies and Gentlemen:

    I am Senior Vice President and General Counsel of AMR Corporation, a Delaware corporation, and as such I am delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to 5,750,000 shares (the "Shares") of the Common Stock, par value $1.00 per share, of AMR Corporation, a Delaware corporation, to be awarded under the Pilots Stock Option Plan (the "Plan").

    In so acting, I have examined the Plan and have examined and relied upon the originals, or copies certified to my satisfaction, of such records, documents or other instruments as in my judgement are necessary or appropriate to enable me to render the opinion set forth below.

    Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when duly awarded in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Anne H. McNamara
                                  Anne H. McNamara
                                  Senior Vice President and
                                  General Counsel